Exhibit 10.9

AEP Industries Inc.

Summary of Non-Employee Director Compensation

The non-employee directors of AEP Industries Inc. receive the following compensation for service on the Company’s Board of Directors:

Annual retainer:
Board	$50,000
Additional retainer:
Audit Committee-Chair	15,000
Audit Committee-Member	8,000
Compensation Committee-Chair	10,000
Nominating and Corporate Governance-Chair	7,500
Committee attendance fees per meeting (in person)	1,500
Annual grant of restricted stock ($ value)	55,000

The restricted stock will vest upon the first anniversary of the grant date. The restricted stock will be issued generally on the date of the annual stockholders meeting, which historically has occurred in April.